Exhibit 10(a)

WRITTEN DESCRIPTION OF

ROLLINS, INC.

PERFORMANCE-BASED

INCENTIVE CASH COMPENSATION PLAN

The material terms of the Rollins, Inc. Performance-Based Incentive Cash Compensation Plan (the “Plan”), which is not evidenced by any written document, are summarized below.

All of the executive officers of Rollins, Inc. (“Rollins”) are eligible to participate in the Plan, at the discretion of Rollin’s Compensation Committee. Bonus awards under the plan provide participants an opportunity to earn an annual bonus in a maximum amount of 100% of base salary or $2 million per individual per year, whichever is less.

Whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are measured according to one or more of the following three targeted financial measures: revenue growth, pretax profit plan achievement, and pretax profit improvement over the prior year. Unless sooner amended or terminated by the Compensation Committee, the plan will be in place until April 22, 2013.